Exhibit 10.1

Execution Copy

February 17, 2024

Dr. Vincent D. Mattera, Jr.

In re: CEO Succession and Retirement Agreement

Dear Chuck,

I am pleased to present this letter agreement (the “Letter Agreement”) regarding our mutual understanding for the transition of your services as Chief Executive Officer (“CEO”) of Coherent Corp. (the “Company”) as we commence the search for your successor and your retirement following appointment of your successor. As discussed further below, this Letter Agreement supplements, and does not replace, your Employment Agreement with the Company dated August 23, 2022 (the “Employment Agreement”).

1. CEO Service Period

a. Period. Subject to the terms of this Letter Agreement and the continued performance, in all material respects (and subject to any physical or mental infirmity), of your duties in accordance with the Employment Agreement and this Letter Agreement, you will continue to serve as CEO of the Company during the CEO search process to be conducted by the Company’s Board of Directors (the “Board”) and until such time that a new CEO has commenced employment in that role. If you are CEO and, as of the filing of the proxy statement for the next annual meeting of the Company’s stockholders, a new CEO has not either (i) commenced employment or (ii) accepted the CEO position with an employment commencement date on or before the next annual meeting of the Company’s stockholders, then the Company will also nominate you for re-election to the Board as a Class One Director for the next annual meeting of the Company’s stockholders and upon your election, you shall be Board Chair. If, however, as of the filing of the proxy statement for the next annual meeting of the Company’s stockholders, a new CEO has either (A) commenced employment or (B) accepted the CEO position with an employment commencement date on or before the next annual meeting of the Company’s stockholders, then the Company will not nominate you for re-election to the Board as a Class One Director for the next annual meeting of the Company’s stockholders unless otherwise mutually agreed. The Board will provide you with at least 30-days’ advance written notice of the employment start date of any successor CEO to the extent practicable. If, however, no successor CEO has accepted an offer of employment by November 15, 2024, you may provide the Board with written notice by no later than December 1, 2024 that your employment with the Company as CEO will end on December 31, 2024. In addition, if by November 15, 2024, a new CEO has accepted the position and has a scheduled employment commencement not later than February 28, 2025, then you will remain in the role as CEO and on the Board as Chair until the new CEO commences employment by that scheduled date. If, however, the scheduled commencement date of the new CEO is later than February 28, 2025, you may provide the Board with written notice by no later than December 1, 2024 that your employment with the Company as CEO will end on December 31, 2024. The Board will provide you with reasonable notice of any approval and/or extension of an offer of employment to any potential successor CEO, any acceptance of employment by any such successor CEO and such other information reasonably appropriate to enable you to determine whether to so terminate your employment upon written notice by no later than December 1, 2024. For the avoidance of doubt, you will remain on the Board as Chair at any time you are serving as CEO. We refer to the period of service as the CEO under this Letter Agreement as the “CEO Service Period.”

b. Duties. During the CEO Service Period you will continue to have all of the authorities, responsibilities and duties of the CEO of the Company in accordance with Section 1 of the Employment Agreement, as reasonably supplemented in writing by the Board from time to time consistent with your position as CEO.

c. Compensation. During the CEO Service Period you will continue to receive compensation for your services as CEO in accordance with Section 3 of the Employment Agreement with the following additional adjustments: (i) your annual cash incentive award for fiscal year 2024 (payable at the time bonuses are normally paid in August/September 2024) will not be less than target, and (ii) you will receive a full annual equity award for fiscal year 2025 (to be granted in August 2024) at not less than the grant value of the fiscal year 2024 annual equity awards (granted in August 2023) but to be made entirely as time-vesting restricted stock units.

d. Severance. Section 10 of the Employment Agreement shall continue to apply, subject to the following additional terms:

(i) You may not claim “Good Reason” under Section 10(b) of the Employment Agreement prior to the end of the CEO Service Period absent a material breach by the Company of this Letter Agreement or the Employment Agreement (as supplemented by this Letter Agreement).

(ii) Upon termination of your service as CEO at the end of the CEO Service Period (whether upon commencement of employment of a successor CEO or on December 31, 2024 following notice by you as permitted under Section 1(a) above), your employment with the Company under the Employment Agreement will end and the Company will pay to you all severance benefits payable under Section 10(b) of the Employment Agreement as a termination by you for Good Reason in a lump sum payment no later than sixty (60) days after the date of termination of employment, subject to the requirements of Section 10(g) of the Employment Agreement (regarding a release of claims and compliance with covenants).

(iii) If, before the grant date of the fiscal year 2025 equity award set forth in Section 1(c)(ii) above, your employment with the Company has been terminated upon completion of the CEO Service Period or otherwise under Section 10(b) (or, if applicable, Section 10(d)) of the Employment Agreement, you will not receive the fiscal year 2025 equity award set forth in Section 1(c)(ii) above, but the amount of the severance benefits payable to you under Section 10(b) (or, if applicable, Section 10(d)) of the Employment Agreement shall be increased by the grant value of the award that would have otherwise been made to you Section 1(c)(ii) above had you remained in service, subject to the requirements of Section 10(g) of the Employment Agreement (regarding a release of claims and compliance with covenants).

(iv) If your employment with the Company has been terminated upon completion of the CEO Service Period or otherwise under Section 10(b) (or, if applicable, Section 10(d)) of the Employment Agreement after commencement of fiscal year 2025, the amount of the severance benefits payable to you under Section 10(b) (or, if applicable, Section 10(d)) of the Employment Agreement shall be increased by the prorated amount of your annual target cash incentive award for fiscal year 2025, based upon the number of days employed in such fiscal year, subject to the requirements of Section 10(g) of the Employment Agreement (regarding a release of claims and compliance with covenants).

In addition and for the avoidance of doubt, this Letter Agreement does not modify Section 10(e) of the Employment Agreement and, accordingly, you remain eligible for special retirement treatment for your outstanding equity awards as provided by Section 10(e) of the Employment Agreement and the terms of the applicable award agreements.

e. Board Resignation. Upon termination of your service as CEO for any reason, unless otherwise requested by the Board and agreed by you, you will immediately relinquish and/or resign from the Board and from any offices and positions as of the date of termination.

f. Accrued Obligations. In connection with any termination of your employment, (i) the Company shall pay you any earned but unpaid base salary, all accrued but unused vacation, any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination, any bonus earned but unpaid for any period ending prior to the date of termination, such amounts to be paid within 30 days of the date of termination of employment, and (ii) you will be entitled to all vested benefits accrued under Company’s retirement plans and nonqualified deferred compensation plans in accordance with the terms thereof.

2. Coordination with Employment Agreement

This Letter Agreement modifies and supplements as necessary the terms and provisions of the Employment Agreement but does not otherwise supersede or replace the Employment Agreement. For example, the terms of the Employment Agreement regarding your duties (Section 1 of the Employment Agreement), business time, efforts and conduct (Section 4 of the Employment Agreement), various covenants (Sections 5, 6, 7, 8, and 9 of the Employment Agreement), termination (Section 10 of the Employment Agreement), and dispute resolution and remedies and survival provisions (Sections 11 and 17 of the Employment Agreement) continue to apply in accordance with their terms during and, as applicable, following the CEO Service Period.

3. Miscellaneous

a. Office and Support; Business Travel. During the CEO Service Period, the Company will continue to provide you with an office and administrative support consistent with current levels, and you will continue to have access to Company-leased aircraft for business travel consistent with current Company policies as in effect on the date hereof.

b. No Duty to Mitigate. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement. Any amounts payable pursuant to this Letter Agreement shall not be reduced by compensation you earn on account of employment with another employer.

c. Legal Fees. The Company will pay or reimburse you for your reasonable legal and other advisory fees incurred in negotiating and drafting this Letter Agreement up to a maximum of $100,000, provided that any such payment shall be made as soon as practicable after presentation to the Company of an invoice, and in no event later than December 31, 2024.

d. Publicity. The Company will provide you with an advance copy of, and with an opportunity to comment on, any press releases or other public disclosures regarding this Letter Agreement or the transition of your services as described in this Letter Agreement. You shall cooperate with the Board as to internal communications regarding this Letter Agreement or the transition of your services per the communication plan developed by the Board after providing you with an opportunity to comment and review. External communications shall be consistent with the press release. As required by Section 13 of the Employment Agreement, each of you and the Company agree not to make any disparaging statements that reflect negatively on the reputation or good name of the other. For the avoidance of doubt, neither this Letter Agreement nor Section 13 of the Employment Agreement shall be violated by truthful statements (i) made during legal process or a governmental or regulatory investigation, (ii) to rebut false or misleading statements made by one party about the other, (iii) made during the course of performance of duties to the Company (e.g. performance reviews), or (iv) truthful statements not intended to cause material harm to the other party hereto.

e. Entire Agreement. This Letter Agreement, together with the Employment Agreement. contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. For the avoidance of doubt, nothing in this Letter Agreement modifies or supersedes the Indemnification Agreement between you and the Company. No modification or alteration of this Letter Agreement shall be effective unless made in writing and signed by both parties. In the event any provision of this Letter Agreement shall not be enforceable, the remainder of this Letter Agreement shall remain in full force and effect.

f. Section 409A. The terms of this Letter Agreement are intended to comply with or be exempt from the requirements of Internal Revenue Code Section 409A, and you agree that this Letter Agreement may be modified to the extent necessary to comply therewith; provided, that, any such modification shall endeavor to maintain the intended economics of this Letter Agreement. Section 10(h) of the Letter Agreement is hereby incorporated into this Letter Agreement.

g. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions.

h. Beneficiaries. In the event of your death, the Company shall provide your estate (or beneficiaries) with any payments or benefits due to you under this Letter Agreement for completed employment service or any severance event that occurred prior to such death.

i. Company Representations. The Company represents that, as of the date of this Letter Agreement, there are no known claims relating to you, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.

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Chuck, please indicate your agreement with this Letter Agreement by signing and dating below, and please email to my attention your signed copy. We look forward to working with you in the coming months and years to ensure a smooth transition to the next generation of leadership and appreciate all you have done to help create the tremendous business that is today Coherent Corp.

Sincerely,

/s/ Enrico DiGirolamo

Enrico DiGirolamo, Lead Independent Director, Coherent Corp.

Accepted and Agreed To:

/s/ Vincent D. Mattera, Jr.
Vincent D. Mattera, Jr.
Date: February 15, 2024